UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 10, 2016
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FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)
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Montana	001-34653	81-0331430
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
401 North 31st Street, Billings, MT
(Address of principal executive offices)
(406) 255-5390
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2016, the Registrant announced the appointment of Mr. Stephen W. Yose, age 56, as its Executive Vice President and Chief Credit Officer. Mr. Yose will assume his position with the Registrant on or about April 4, 2016. Under the terms of an employment agreement signed March 10, 2016, Mr.Yose is entitled to annual base compensation of $265,000, a hiring bonus of $50,000, receipt of the time restricted common shares valued at $200,000, vesting one-third on each annual anniversary of the grant date, participation in the Registrant’s incentive bonus plans, with the amount of bonuses based upon achievement of company-wide goals, and additional benefits as are customarily offered to the Registrant’s executives.

Mr. Yose has over 30 years of banking experience. Since 1989 he has held various positions with KeyCorp, a $95 billion financial services and bank holding company headquartered in Cleveland, OH, and parent company of KeyBank National Association ("KeyBank"). Mr. Yose most recently served as an Executive Vice President and Credit Executive for KeyBank in Seattle, WA since May 2015, responsible for credit approval for the Pacific Region, Rocky Mountain Region Agribusiness Region and Native American Financial Services. Prior to that, Mr. Yose was an Executive Vice President, Credit Risk Leader and Regional Credit Executive from March 2012 to May 2015, responsible for credit approval, underwriting, portfolio management and credit quality for the Washington Region, Oregon/Alaska Region, Rocky Mountain Region, Agribusiness Region and Native American Financial Services. From July 2002 to March 2012, Mr. Yose was an Executive Vice President and Regional Credit Executive for KeyBank in Bellevue, WA, responsible for credit approval, underwriting, portfolio management and credit quality for the Northwest Region, Rocky Mountain Region, National Agribusiness Region, Western National Commercial Bank and Native American Financial Services.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibit 99.1 - Press Release dated March 10, 2016 announcing the appointment of Stephen W. Yose as Executive Vice President and Chief Credit Officer of the Registrant.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 10, 2016

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ KEVIN P. RILEY
Kevin P. Riley
President and Chief Executive Officer